Exhibit 5(b)

January 13, 2014

The Board of Directors

Legg Mason, Inc.

100 International Drive

Baltimore, Maryland 21202

Legg Mason, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Legg Mason, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-3 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the offering from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by the Company of one or more series of debt securities of the Company (“Debt Securities”) as described in the prospectus forming a part of the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus and as shall be designated by the Company at the time of the applicable offering.

The Debt Securities will be issued in one or more series and may be either senior debt securities (the “Senior Debt Securities”) issued pursuant to an indenture (the “Senior Indenture”) to be entered into between the Company and The Bank of New York Mellon, as trustee (the “Senior Trustee”), a form of which is filed as an exhibit to the Registration Statement, or subordinated debt securities (the “Subordinated Debt Securities”) issued pursuant to an indenture (the “Subordinated Indenture”) to be entered into between the Company and The Bank of New York Mellon, as trustee (the “Subordinated Trustee”), a form of which is incorporated by reference as an exhibit to the Registration Statement.

In that connection, we have reviewed the originals, or copies identified to our satisfaction, of the Senior Indenture, the Subordinated Indenture, the Registration Statement, the Prospectus, the Articles of Incorporation and By-laws of the Company, and such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and other documents, agreements and instruments, as we have deemed necessary as a basis for the opinions expressed below. In our review, we have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to us and the conformity to authentic originals of any documents submitted to us as copies. We have further assumed, as to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company; and that each of the Senior Indenture and the Subordinated Indenture will be the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms. We also have assumed that the execution, delivery and performance by the Company of each of the Senior

Indenture, the Subordinated Indenture and the Debt Securities will be duly authorized by all necessary action (corporate or otherwise), and that each of the Senior Indenture and the Subordinated Indenture will not (a) contravene the Articles of Incorporation or By laws of the Company, (b) violate any law, rule or regulation applicable to the Company or (c) result in any conflict with or breach of any agreement or document binding on the Company or any of its subsidiaries, and that no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is or will be required for the due execution, delivery or performance by the Company of the Senior Indenture or the Subordinated Indenture or, if any such authorization, approval, consent, action, notice or filing is or will be required, it has been or will be duly obtained, taken, given or made and is or will be in full force and effect.

Our opinion set forth below is limited to the law of the State of New York, and we do not express any opinion herein concerning any other law.

Based upon the foregoing, and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1. Each of the Senior Indenture and the Subordinated Indenture, when duly executed and delivered by the Company, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2. When (i) the Senior Indenture has been duly executed and delivered by the Company, (ii) the final terms of the Senior Debt Securities have been duly established and approved by Company, (iii) the issuance and sale of the Senior Debt Securities has been duly authorized by all necessary action (corporate or otherwise) and (iv) such Senior Debt Securities have been duly executed by the Company and duly authenticated by the Senior Trustee in accordance with the terms of the Senior Indenture and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, the Senior Debt Securities will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the Senior Indenture.

3. When (i) the Subordinated Indenture has been duly executed and delivered by the Company, (ii) the final terms of the Subordinated Debt Securities have been duly established and approved by Company, (iii) the issuance and sale of the Subordinated Debt Securities has been duly authorized by all necessary action (corporate or otherwise) and (iv) such Subordinated Debt Securities have been duly executed by the Company and duly authenticated by the Subordinated Trustee in accordance with the terms of the Subordinated Indenture and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, the Subordinated Debt Securities will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the Subordinated Indenture.

The opinions set forth above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). Further, with respect to Debt Securities denominated in a currency other than United States dollars, if any, we express no opinion as to whether a court would award a judgment in a currency other than United States dollars.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

JSS/JJP/TB

RE